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lgw40160.am2
05/26/94




                                                                    Exhibit 4(c)


                           SECOND AMENDMENT AGREEMENT




        Second Amendment Agreement (this "Amendment") made as of May 27, 1994, by and among Pioneer-Standard Electronics, Inc. (Borrower), National City Bank, Society National Bank (successor in interest to Ameritrust Company National Association) and Star Bank, N.A. (together "banks") and National City Bank in its capacity as agent of those three banks ("NCB-Agent") for the purposes of the Credit Agreement referred to below and the related writings:

Whereas, the parties have entered into a Credit Agreement dated January 23, 1992, as amended by Amendment Agreement dated as of June 30, 1993 (as amended, the "Credit Agreement") which sets forth the terms and conditions upon which Borrower may obtain (a) loans "subject loans" on a revolving basis until the "conversion date" (originally January 1, 1995 but now January 1, 1997), as that term is defined in the Credit Agreement, and on an amortizing basis thereafter and (b) "subject BAs"; AND each term defined in the Credit Agreement shall have the same meaning in this Amendment as is ascribed thereto in the Credit Agreement;

Whereas, the parties desire to amend certain provisions of the Credit Agreement as provided below:

THEREFORE, in consideration of the premises above and the mutual promises below and for other considerations, the parties agree as follows:

1. Subsection 2A.01 of the Credit Agreement is hereby amended in its entirety to read as follows:


         2A.01 AMOUNTS -- The aggregate amount of the subject commitments shall be thirty-five million dollars ($35,000,000), but that amount may be reduced from time to time pursuant to subsection 2A.03 or 2A.04 and the subject commitments may be terminated pursuant to section 5B. The amount of each bank's subject commitment (subject to such reduction or termination), and the proportion (expressed as a percentage) that it bears to all of the subject commitments, is set forth opposite the bank's name below, to-wit:


                    $17,500,000     50%       National City Bank
                     10,500,000     30%       Society National Bank
                      7,000,000     20%       Star Bank, N.A.
                    -----------    ---
                    $35,000,000    100%       Total


2. Borrower agrees to cause its subsidiary, Pioneer-Standard Canada Inc., to comply with all the provisions of sections 3A, 3B, 3C and 3D of the Credit Agreement and agrees that all references to financial information in section 3A shall be deemed to be references to financial information of Borrower and its subsidiaries on a consolidating and consolidated basis; PROVIDED, that Pioneer-Standard Canada Inc. shall not be required to comply with the provisions of subsection 3D.06 (captioned "DIVIDENDS").

3. Subsections 3B.01, 3B.02, 3B.03, 3B.04 and 3B.05 of the Credit Agreement are hereby amended their entirety to read as follows:

    3B.01 NET WORTH -- Borrower will not suffer or permit the sum of the consolidated net worth of the companies at any time to be less than the then required minimum amount. The required minimum amount shall be eighty-nine million dollars ($89,000,000) EXCEPT that the required minimum amount shall be permanently increased

         (a) on June 30, 1994 and on each quarterly date thereafter by an amount equal to the sum of fifty percent (50%) of the consolidated net income of the companies, if any, for the quarter-annual period then ending plus

         (b) upon each issuance or other sale by Borrower of any of its equity securities by an amount equal to the net proceeds (after costs and expenses) thereof.

    3B.02 LEVERAGE -- Borrower will not suffer or permit the total liabilities of the companies at any time to exceed an amount equal to two hundred twenty-five percent (225%) of the sum of the net worth of the companies, all as determined on a consolidated basis.

    3B.03 WORKING CAPITAL -- Borrower will not suffer or permit the companies' aggregate working capital at any time to fall below sixty million dollars ($60,000,000).

    3B.04 CURRENT RATIO -- Borrower will not suffer or permit the current assets of the companies at any time to fall below an amount equal to one and seven-tenths (1.7) times the amount of their current liabilities, all as determined on a consolidated basis.

    3B.05 FIXED CHARGE COVERAGE -- Borrower will not suffer or permit the aggregate of

         (a) the aggregate net income of the companies (EXCEPT
         Borrower's equity in any income or loss of PTGI) plus

         (b) the aggregate interest expense of the companies plus

         (c) the aggregate federal, state and local income taxes of the companies plus

         (d) the aggregate operating lease expense of the companies for any four-quarter period to be less than an amount equal to one hundred eighty percent (180%) of the sum of



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                (a) the aggregate interest expense of the companies plus

                (b) the aggregate operating lease expense of the companies for that four-quarter period, all as determined on a consolidated basis.


4. Subsection 3D.01 of the Credit Agreement is hereby amended by replacing the period at the end thereof with the word "or" and by adding to the end thereof the following new clause (iii):

    (iii) Borrower's investment in Pioneer-Standard Canada Inc. (exclusive of retained earnings of Pioneer-Standard Canada Inc.) so long as the aggregate amount of such investments does not exceed ten million eight hundred thousand dollars ($10,800,000).

5. Subsection 3D.02 of the Credit Agreement is hereby amended by replacing the period at the end thereof with the word "or" and by adding to the end thereof the following new clause (v):

    (v) any advance or loan to, or guaranty of the obligations of, Pioneer-Standard Canada Inc., so long as the aggregate amount of all such advances, loans and guaranties does not exceed eighteen million five hundred thousand dollars ($18,500,000) at any one time.

6.     The following new definition is hereby added to section 9 ofthe Credit
Agreement:

    COMPANY refers to Borrower or to a subsidiary of Borrower, as the case may be;

7. It is a condition of this Amendment that prior to or at the execution of this Amendment Borrower shall have delivered, or caused to be delivered, to NCB-Agent the following:

    (a) a promissory note in favor of each bank, in the form of Exhibit B to this Amendment, it being agreed that from and after the date of this Amendment the form of promissory note attached hereto as Exhibit B shall be deemed to be Exhibit B to the Credit Agreement; and

    (b) a guaranty of Borrower's obligations under the Credit Agreement, in form and substance satisfactory to banks, executed by Pioneer-Standard Canada Inc.

8. Borrower hereby represents and warrants to cach of the other parties to this Amendment that

    (1) none of the representations and warranties made in subsections 4B.01 through 4B.08 of the Credit Agreement has ceased to be true and complete in any material respect; and

    (2) no "default under this Agreement" has occurred that is continuing.




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9. In all other respects the Credit Agreement and each of the related writings shall remain in full effect and be unaffected hereby. Each reference to the Credit Agreement (whether made in the Credit Agreement or any related writings or elsewhere) shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby. This Amendment may be executed in counterparts, each counterpart to be executed by one or more or all of the parties but collectively to constitute but one agreement.


National City Bank, Agent               Pioneer-Standard Electronics, Inc.


By:  /s/ Phillip Marshall               By:  /s/ John V. Goodger
    ------------------------------          --------------------------------

Title: Asst. Vice President             Title: Vice President, Treasurer
       ---------------------------             -----------------------------


National City Bank                      Star Bank, N.A.


By:  /s/ Phillip Marshall               By:  John D. Barett
    ------------------------------          --------------------------------


Title: Asst. Vice President             Title: Vice President
       ---------------------------             -----------------------------



Society National Bank


By:  /s/
    -----------------------------

Title: Vice President
       --------------------------



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                                      NOTE
                                      ----

$ _________________              Cleveland, Ohio         ______________ , 1994



FOR VALUE RECEIVED, the undersigned, Pioneer-Standard Electronics, Inc. (BORROWER), an Ohio corporation, promises to pay to the order of _______________________ , at the main office of National City Bank (NCB), Cleveland, Ohio, the principal sum of


                ____________________________________  DOLLARS


(or, if less, the aggregate unpaid principal balance from time to time shown on the reverse side), together with interest computed in the manner provided in the Credit Agreement referred to below, which principal and interest is payable in accordance with provisions in the Credit Agreement.

This note is issued pursuant to an Agreement dated January 23, 1992, as amended from time to time (as amended, the "Credit Agreement") by and among Borrower, three banks and NCB (as agent of the banks for the purposes of the Credit Agreement) which establishes "subject commitments" (one by each bank) aggregating thirty-five million dollars ($35,000,000) pursuant to which Borrower may obtain subject loans from the banks upon certain terms and conditions.

Reference is made to the Credit Agreement for the definitions of certain terms, for provisions governing the making of subject loans, the acceleration of the maturity thereof, rights of prepayment, and for other provisions to which this note is subject. Any endorsement by the payee on the reverse side of this note (or any allonge thereto) shall be presumptive evidence of the data so endorsed.


Address:                                    Pioneer-Standard Electronics, Inc.
  4800 East 131st Street
  Cleveland, Ohio 44105                     By: _______________________________






                                   EXHIBIT B